                                                                    Exhibit 99.1


                      CONSOLIDATED FINANCIAL STATEMENTS AND
    REPORTS OF INDEPENDENT ACCOUNTANTS AND REGISTERED PUBLIC ACCOUNTING FIRM

                             DICTAPHONE CORPORATION

            As of December 31, 2005 and 2004 and for the years ended
                        December 31, 2005, 2004, and 2003

                          Page intentionally left blank

                             DICTAPHONE CORPORATION
                      CONSOLIDATED FINANCIAL STATEMENTS AND
    REPORTS OF INDEPENDENT ACCOUNTANTS AND REGISTERED PUBLIC ACCOUNTING FIRM
            As of December 31, 2005 and 2004 and for the years ended
                        December 31, 2005, 2004, and 2003

                                    CONTENTS

                                                                         Page(s)
                                                                         -------
Reports of Independent Accountants and Independent Registered
    Public Accounting Firm                                                 2-3
Financial Statements
      Consolidated Balance Sheets                                           4
      Consolidated Statements of Operations                                 5
      Consolidated Statements of Cash Flows                                 6
      Consolidated Statements of Stockholders' Equity                       7
      Notes to Consolidated Financial Statements                           8-26

                                                      PRICEWATERHOUSECOOPERS LLP
                                                      300 Atlantic Street
                                                      Stamford CT 06901
                                                      Telephone (203) 539 3000
                                                      Facsimile (813) 207 3999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Dictaphone Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of stockholders' equity present fairly, in all material respects, the financial position of Dictaphone Corporation and it's subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As is more fully described in Note 1, the Company announced on February 8, 2006 that it had signed a definitive agreement to be acquired by Nuance Communications, Inc.

(PRICEWATERHOUSECOOPERS LLP)

March 27, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

     DICTAPHONE CORPORATION

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of Dictaphone Corporation and its subsidiaries (the "Company") for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Dictaphone Corporation's operations and its cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 - Discontinued Operations, the consolidated financial statements for the year ended December 31, 2003 have been recast to reflect discontinued operations.

(GRANT THORNTON LLP)



New York, New York
March 10, 2004 (except with respect to the matters described in the fourth paragraph above, as to which the date is March 24, 2006)

                             DICTAPHONE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS EXCEPT PER-SHARE AMOUNTS)

                                                                        DECEMBER 31,   DECEMBER 31,
                                                                            2005           2004
                                                                        ------------   ------------
                                ASSETS

Current assets:
   Cash and cash equivalents                                              $ 19,165       $  5,235
   Short-term investments                                                      991             --
   Accounts receivable, net of reserve for doubtful
      accounts of $5,343 and $6,474 respectively                            37,510         34,987
   Note receivable                                                           2,600             --
   Inventories                                                               7,598          9,523
   Prepaid expenses and other current assets                                 4,256          2,404
   Assets held for sale, current                                                --         44,757
                                                                          --------       --------
      Total current assets                                                  72,120         96,906
Property, plant and equipment, net                                          13,867         15,666
Excess reorganization value and goodwill                                    64,815         65,308
Intangible assets, net                                                      33,587         42,027
Other assets                                                                 2,957          2,488
Assets held for sale, noncurrent                                                --         35,547
                                                                          --------       --------
      TOTAL ASSETS                                                        $187,346       $257,942
                                                                          ========       ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                       $  3,903       $  3,901
   Accrued liabilities                                                      17,831         17,633
   Current portion of deferred revenue                                      38,520         38,760
   Customer deposits and other current liabilities                          16,455         13,514
   Current portion of long-term debt                                            46            109
   Net liabilities held for sale, current                                       --         10,302
                                                                          --------       --------
      Total current liabilities                                             76,755         84,219
Deferred revenue                                                            10,396          8,621
Pension, post retirement benefit obligations, and other liabilities         10,545          9,747
Long term debt                                                                  93         34,585
Net liabilities held for sale, noncurrent                                       --         16,730
                                                                          --------       --------
      Total liabilities                                                     97,789        153,902
                                                                          --------       --------
Commitments and contingencies                                                   --             --

Stockholders' equity:
   Preferred stock (no par value, 5,000,000 shares authorized; no
      shares issued or outstanding as of December 31, 2005 and 2004)            --             --
   Common stock ($0.01 par value per share; 10,095,000 and 10,075,000
      outstanding as of December 31, 2005 and 2004, respectively)              101            101
   Additional paid-in-capital                                              122,149        121,926
   Accumulated deficit                                                     (31,517)       (18,937)
   Cumulative comprehensive loss                                            (1,176)           950
                                                                          --------       --------
      Total stockholders' equity                                            89,557        104,040
                                                                          --------       --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $187,346       $257,942
                                                                          ========       ========

The accompanying notes are an integral part of these statements.

                             DICTAPHONE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                ------------------------------
                                                                  2005       2004       2003
                                                                --------   --------   --------
REVENUES:
   Product sales                                                $ 70,456   $ 69,795   $ 65,027
   Support and maintenance services                               95,736     88,420     83,348
   Other                                                              --        272         --
                                                                --------   --------   --------
      Total revenues                                             166,192    158,487    148,375
                                                                --------   --------   --------
COSTS AND EXPENSES:
   Cost of product sales                                          48,359     42,459     40,406
   Cost of support and maintenance services                       35,860     35,206     37,782
   Selling, general and administrative                            65,825     68,711     75,081
   Research and development                                        8,340      5,924      5,977
   Severance and related expenses                                  2,497      3,820      1,540
   Loss on sale of IVS international                               3,146         --         --
   Costs related to the sale of Company                            2,000         --         --
                                                                --------   --------   --------
      Total costs and expenses                                   166,027    156,120    160,786
                                                                --------   --------   --------
Income (loss) before interest, income taxes, and discontinued
   operations                                                        165      2,367    (12,411)
Interest expense, net                                             (1,935)    (4,694)    (4,463)
                                                                --------   --------   --------
Loss from continuing operations before reorganization items,
   and income taxes                                               (1,770)    (2,327)   (16,874)
Reorganization items, net                                             --        100       (567)
                                                                --------   --------   --------
Loss from continuing operations before income taxes               (1,770)    (2,227)   (17,441)
Provision for income taxes                                          (183)      (542)      (469)
                                                                --------   --------   --------
Loss from continuing operations                                   (1,953)    (2,769)   (17,910)
                                                                --------   --------   --------
Discontinued operations:
(Loss) income from discontinued operations                        (4,175)   (13,422)    10,231
Loss on sale of discontinued operations                           (6,452)        --         --
                                                                --------   --------   --------
Net loss                                                        $(12,580)  $(16,191)  $ (7,679)
                                                                ========   ========   ========

The accompanying notes are an integral part of these statements.

                             DICTAPHONE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  2005       2004       2003
                                                                --------   --------   --------
OPERATING ACTIVITIES:
   Net loss                                                     $(12,580)  $(16,191)  $ (7,679)
   Less: net loss (income) from discontinued operations           10,627     13,422    (10,231)
                                                                --------   --------   --------
   Net loss from continuing operations                            (1,953)    (2,769)   (17,910)
   Adjustments to reconcile net loss to net cash
         provided by operating activities:
         Depreciation and amortization                            18,228     17,072     15,426
         Provision for doubtful accounts receivable                1,254      1,484      1,019
         Write-off goodwill of IVS International                     493         --         --
         Changes in assets and liabilities:
            Accounts receivable                                   (3,777)   (10,766)     2,439
            Inventories                                            1,924     (2,104)      (752)
            Prepaid expenses and other current assets             (1,852)     2,101     (1,944)
            Accounts payable and accrued expenses                    201      1,049      1,787
            Deferred revenue                                       1,535      7,220       (708)
            Other current liabilities                              2,940      1,398      2,575
            Other non-current liabilities                         (2,062)       702     (2,008)
            Other assets                                            (469)     1,667     (1,333)
                                                                --------   --------   --------
   Net cash provided by (used in) continuing operations           16,462     17,054     (1,409)
                                                                --------   --------   --------
      Net income (loss) from discontinued operations             (10,627)   (13,422)    10,231
      Changes in net assets from discontinued operations          12,130     15,499      4,384
                                                                --------   --------   --------
   Net cash provided by (used in) discontinued operations          1,503      2,077     14,615
                                                                --------   --------   --------
   Net cash provided by operating activities                      17,964     19,131     13,206
                                                                --------   --------   --------
INVESTING ACTIVITIES:
   Continuing operations:
   Software development expenditures                              (4,920)    (5,639)    (9,674)
   Investment in fixed assets, net of disposals                   (3,068)    (4,723)    (4,454)
   Proceeds from sale of businesses                               38,856         --         --
   Purchase of short-term investments                               (991)        --         --
   Restricted cash                                                    --        285        847
                                                                --------   --------   --------
      Net cash provided by (used in) continuing operations        29,877    (10,077)   (13,281)
                                                                --------   --------   --------
   Discontinued operations:
      Software development expenditures                             (314)    (2,610)    (4,002)
      Investment in fixed assets, net of disposals                    --       (353)    (1,193)
                                                                --------   --------   --------
      Net cash used in discontinued operations                      (314)    (2,963)    (5,195)
                                                                --------   --------   --------
      Net cash provided by (used in) investing activities         29,563    (13,040)   (18,476)
                                                                --------   --------   --------
FINANCING ACTIVITIES:
   (Payments) borrowing of subordinated debt, GMAC Facilities
      Agreement and capital lease obligations                    (34,555)    (2,975)     3,526
   Common stock issued                                               223         --        750
                                                                --------   --------   --------
   Net cash (used in) provided by financing activities           (34,332)    (2,975)     4,276
                                                                --------   --------   --------
Effect of exchange rate changes on cash                              734       (311)       818
                                                                --------   --------   --------
Change in cash                                                    13,930      2,805       (176)
Cash and cash equivalents, beginning of period                     5,235      2,431      2,607
                                                                --------   --------   --------
Cash and cash equivalents, end of period                        $ 19,165   $  5,235   $  2,431
                                                                ========   ========   ========
Supplemental disclosure of cash flow information:
   Interest paid                                                $  3,411   $  2,393   $    558
                                                                ========   ========   ========
   Income taxes paid                                            $    181   $    278   $    660
                                                                ========   ========   ========
Supplemental non-cash investing and financing activities:
   Property acquired under capital leases                       $     --   $    532   $     --
                                                                ========   ========   ========
   Non-cash issuance of common stock in-lieu of payment         $     --   $     --   $    750
                                                                ========   ========   ========
   Note issued to buyer for EMS sale                            $  2,600   $     --   $     --
                                                                ========   ========   ========
   Additional minimum pension liability                         $  2,860   $     --   $     --
                                                                ========   ========   ========

The accompanying notes are an integral part of these statements.

                             DICTAPHONE CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                             (DOLLARS IN THOUSANDS)

                                                   ADDITIONAL                       ACCUMULATED        TOTAL           TOTAL
                                          COMMON    PAID- IN       ACCUMULATED     COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                                           STOCK     CAPITAL    INCOME (DEFICIT)   INCOME (LOSS)   INCOME (LOSS)       EQUITY
                                          ------   ----------   ----------------   -------------   -------------   -------------
BALANCE AT DECEMBER 31, 2002               $101     $121,176        $  4,933          $   444                        $126,654
Net loss                                     --           --          (7,679)              --        $ (7,679)         (7,679)
Stock issuance in lieu of cash payment       --          750              --               --              --             750
Foreign currency translation adjustment      --           --              --              817             817             817
                                           ----     --------        --------          -------        --------        --------
Comprehensive loss                                                                                   $ (6,862)
                                                                                                     ========
BALANCE AT DECEMBER 31, 2003                101      121,926          (2,746)           1,261                         120,542
                                           ----     --------        --------          -------                        --------
Net loss                                     --           --         (16,191)              --        $(16,191)        (16,191)
Foreign currency translation adjustment      --           --              --             (311)           (311)           (311)
                                           ----     --------        --------          -------        --------        --------
Comprehensive loss                                                                                   $(16,502)
                                                                                                     ========
BALANCE AT DECEMBER 31, 2004                101      121,926         (18,937)             950                         104,040
                                           ----     --------        --------          -------                        --------
Net loss                                     --           --         (12,580)              --        $(12,580)        (12,580)
Stock issuance                               --          223              --                                              223
Minimum pension liability adjustment         --           --              --           (2,860)         (2,860)         (2,860)
Foreign currency translation adjustment      --           --              --              734             734             734
                                           ----     --------        --------          -------        --------        --------
Comprehensive loss                                                                                   $(14,706)
                                                                                                     ========
BALANCE AT DECEMBER 31, 2005               $101     $122,149        $(31,517)         $(1,176)                       $ 89,557
                                           ====     ========        ========          =======                        ========

The accompanying notes are an integral part of these statements.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

NOTE 1 - NATURE OF OPERATIONS

     Dictaphone Corporation ("Dictaphone" or the "Company") is a leader in the development, marketing, service and support of highly scalable dictation and speech recognition systems which incorporate advanced speech recognition and natural language technology focused primarily upon the medical dictation and transcription markets.

     Dictaphone is headquartered in Stratford, Connecticut, and has worldwide marketing, sales, service, and support organizations throughout the United States, United Kingdom, Canada and Europe. The Company has three business units: Healthcare Systems, Integrated Voice Systems, and International Operations. The Healthcare Systems and Integrated Voice Systems businesses consist of the sale and service of system-related products to dictation and voice management customers in selected vertical markets in North America. The International Operations business primarily serves the medical dictation and transcription markets for the rest of the world. Approximately 92%, 89% and 91% of the Company's revenue from continuing operations was generated from the United States market in 2005, 2004 and 2003, respectively. During 2005, the Company sold three of its former business units including the Communication Recording System business, Contract Manufacturing business and International Integrated Voice Systems business. (See Note 3 "Discontinued Operations").

     On February 8, 2006, the Company announced that it had signed a definitive agreement with Nuance Communications, Inc. ("Nuance") whereby Nuance will acquire 100% of the common stock of Dictaphone. Under the terms of the agreement, consideration for the transaction is $357 million in cash, subject to adjustments.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The financial statements have been prepared and presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), and in conformity with accounting principles generally accepted in the United States of America. As discussed in Note 4, the Company completed its reorganization under Chapter 11 of the United States Bankruptcy Code when the Plan was confirmed on March 13, 2002 by the Bankruptcy Court and became effective on March 28, 2002. For financial reporting purposes, the Company used an effective emergence date of March 31, 2002. References to the "Predecessor Company" refer to the Company on or prior to March 31, 2002, while references to the "Successor Company" refer to the Company after March 31, 2002, after giving effect to the issuance of new securities in exchange for previously outstanding obligations in accordance with the Plan and implementation of fresh-start accounting in accordance with SOP 90-7. The securities issued pursuant to the Plan and fresh-start adjustments are described in Note 4, "Reorganization in 2002."

     SOP 90-7 does not change the application of accounting principles generally accepted in the United States of America. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

     Consolidation

     The consolidated financial statements include the Company and all majority-owned subsidiaries as follows: Dictaphone Canada Ltd, DSP Inc., iChart Corporation, Dictaphone International Ltd. (99.99% owned), Dictaphone Deutschland GmbH, Dictaphone NV, and Dictaphone International A.G. All intercompany accounts and transactions have been eliminated.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates. The most significant estimates relate to the allowance for doubtful accounts, the reserve for sales returns, the valuation of inventory at the lower of cost or market, and estimates of fair value for purposes of revenue recognition in multiple element arrangements.

     Cash and cash equivalents

     Cash equivalents include short-term, highly liquid investments with maturities of three months or less from the original date of purchase. Cash in foreign countries totaled approximately $0.9 million and $1.1 million as of December 31, 2005 and 2004, respectively.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     Short-term investments

     All investments with original maturities greater than three months and less than twelve months are considered short-term investments. The Company considers its short-term investments to be available for sale securities as defined in Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Such securities are carried at fair value with the unrealized gains/ losses recorded as other comprehensive income. These investments are not subject to significant market risk.

     Fair value of financial instruments

     The recorded values of cash, accounts receivable, accounts payable and accrued liabilities reflected in the financial statements approximate their fair values due to the short-term nature of the instruments. Borrowings under the subordinated notes are deemed to be at market rates and thus the liabilities reflected in the financial statements approximate their fair values.

     Inventory valuation

     Inventories are valued at the lower of cost (first-in, first-out basis) or market. The Company provides for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions.

     Research and development expenses

     All costs incurred to establish the technological feasibility of software products or product enhancements are expensed as incurred. Research and development expenses were $8.3 million, $5.9 million, and $6.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

     Computer software development costs

     The Company records at cost purchased software and also capitalizes certain software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). Such amounts are included in intangible assets on the consolidated balance sheets (see Note 10). In accordance with SFAS 86, software development costs are capitalized once a product reaches technological feasibility and until such time as the product is released for sale. Such amounts totaled $4.9 million, $5.6 million, and $9.7 million for the years ended December 31, 2005, 2004, and 2003, respectively. Capitalized software development costs are amortized ratably over their expected useful life of approximately 36 months. Amortization expense from continuing operations was $6.2 million, $3.8 million, and $1.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense of capitalized software development costs is included in cost of product sales in the consolidated statements of operations for all periods presented.

     Property, plant and equipment and depreciation

     Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the various assets ranging from three to twelve years for machinery and equipment, three years for software, both internally developed and purchased, over the remaining life of the lease for leasehold improvements, and up to 35 years for buildings. The Company capitalizes software costs for internal use in accordance with the provisions of SOP 98-1 "Accounting for computer software developed or obtained for internal use." Major improvements which add to productive capacity or extend the life of an asset are capitalized while repairs and maintenance are charged to expense as incurred. Other depreciable assets are depreciated using the straight-line method over the related estimated useful lives. As part of its reorganization and implementation of fresh-start accounting in accordance with SOP 90-7, the Successor Company adjusted the historical cost of property, plant, and equipment to its fair value on March 31, 2002, and reset the accumulated depreciation and amortization balance to zero on that date.

     Intangible assets

     All intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged are recognized as assets apart from goodwill. Goodwill and intangibles with indefinite lives are not subject to amortization and are subject to at least an annual assessment for impairment by applying a fair-value based test.

     In connection with the fair-value valuation of intangibles and fresh-start reporting, the Company reflected intangibles for patents and technology, which are being amortized over three to four years, and intangibles for customer service relationships that are being amortized over seven years. Values ascribed to trade names, trademarks and excess reorganization value having indefinite lives are not being amortized but are reviewed annually as of December 31 for impairment (see Notes 9 and 10). The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset or the market-value approach. As a result of such review, it was determined that the future cash flows from the Company's Communications Recording Systems ("CRS") business, which had been adversely affected by continued competitive market conditions throughout 2004, no longer supported the carrying value of the CRS assets. Accordingly, in 2004, the Company recorded an impairment in the value of this business of $15.3 million. Such impairment charge has been included in the loss from discontinued operations (see Note 3 "Discontinued Operations").

     Other assets

     Other assets consist of prepaid pension assets of $2.2 million and $2.1 million as of December 31, 2005 and 2004, respectively, reflecting amounts contributed in excess of expense, and other assets of $0.8 million and $0.4 million as of December 31, 2005 and 2004, respectively.

     Impairment of long-lived assets

     For the years ending December 31, 2005, 2004 and 2003, the Company evaluated its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of such assets or intangibles might not be recoverable. Recoverability of assets to be held and used was measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. As a result of this analysis, no such impairments were recorded for the years ending December 31, 2005, 2004 or 2003.

     Revenue

     Revenue is recognized when earned. For products with a significant software element (primarily speech recognition, and voice processing), the Company records revenue attributable to the hardware and software elements upon installation and acceptance from the customer and defers revenue attributable to undelivered elements, including training and maintenance, to the periods in which the related obligations are performed. Vendor-specific objective evidence exists for each of these undelivered elements, derived from the sale prices of each element of the sales arrangement when sold separately. Revenue for all other products (primarily analog desktop, portable dictation products and electronic manufactured components that do not have significant software content) is recognized upon shipment or when service is performed. Revenue from maintenance, support and dictation services is recognized ratably over the relevant contractual period. The Company may grant sales discounts to customers. Such sales discounts are reflected as a reduction in the revenue from product sales or services when sold separately. All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned for the goods provided and are included as revenue. Shipping and handling fees from continuing operations included in revenue were $0.2 million for the years ended December 31, 2005 and 2004, and $0.3 million for 2003.

     Maintenance contracts

     Maintenance contracts (support services) are generally billed in advance; the related revenue is included in deferred revenue and amortized ratably into income as earned over the term of the contract.

     Allowance for doubtful accounts

     Accounts receivable are stated at amounts due from customers net of allowances for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company's estimate for the allowance for doubtful accounts is based on a two step process. First, the Company evaluates specific accounts where it has information that the customer may have the inability to meet its obligations (bankruptcy, etc.) or the obligation is in dispute (litigation, etc.). In these cases the Company uses its judgment based upon available facts and circumstances and records a specific reserve. Second, an unallocated reserve is established for all customers based on several factors, including historical write-offs as a percentage of sales. When a receivable balance is known to be uncollectible, such receivable is written-off.

     Reserve for cancellations and returns

     The Company provides a reserve for maintenance contracts expected to be cancelled for non-payment and returns for product sales. All cancellations and returns are recorded as a reduction of revenue to the extent earned or as a reduction of deferred revenue. The Company estimates the amount of maintenance contracts to be cancelled for non-payment and expected product returns based on historical experience and known cancellations or returns. As of December 31, 2005 and 2004, the Company had $4.8 million and $7.1 million, respectively, recorded for such cancellations and returns which is reflected in accrued liabilities on the consolidated balance sheets.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     Product Warranties

     The Company offers customary and extended product warranties to its customers. The Company defers an element of product revenues for these warranties when products are sold and records revenues on warranties on a straight-line basis over the term of the related warranty. Service costs are expensed as incurred. Deferred revenues related to warranties were $0.9 million and $1.2 million as of December 31, 2005 and 2004, respectively.

     Changes in the Company's product warranty liability are as follows (in thousands):

                                                      Year ended     Year ended
                                                     December 31,   December 31,
                                                         2005          2004
                                                     ------------   ------------
Balance, beginning of period                           $ 1,207        $ 1,050
Warranty revenue deferred                                3,695          3,971
Warranty revenue recognized                             (3,995)        (3,814)
                                                       -------        -------
Balance, end of period                                 $   907        $ 1,207
                                                       =======        =======

     Costs and expenses

     Cost of product and operating expenses of service field and technical support, which represent the cost of support services revenue, are included in cost of product sales or cost of support and maintenance services, as applicable, when incurred.

     Advertising expenses

     The Company expenses all advertising costs as incurred and classifies these costs under selling, general and administrative expenses. Advertising costs from continuing operations were $2.9 million, $2.1 million and $1.7 million for each of the years ended December 31, 2005, 2004 and 2003, respectively.

     Income taxes

     The company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Accordingly, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

     Stock based compensation

     The Company has stock-based compensation plans for employees and directors which are described more fully in Note 16. The Company has elected to apply the intrinsic-value method of accounting for stock-based compensation. Employee options vest 28.6% at the date of grant and 23.8% on the anniversary date of the grant date for the next three years. Directors' options vest 25.0% at the date of grant and 25.0% on the anniversary date of the grant date for the next three years. All options expire after five years from the date of grant. The following table illustrates the pro-forma effect on net loss as if the Company had applied the fair-value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), using the minimum-value method for the years ended December 31, 2005, 2004, and 2003 (in thousands):

                                       Year ended     Year ended     Year ended
                                      December 31,   December 31,   December 31,
                                          2005           2004           2003
                                      ------------   ------------   ------------
Net loss as reported                    $(12,580)     $(16,191)       $(7,679)
Stock based compensation expense            (277)         (482)          (532)
                                        --------      --------        -------
Pro forma net loss                      $(12,857)     $(16,673)       $(8,211)
                                        ========      ========        =======

     The fair value of these stock options was estimated using the minimum-value method as defined and prescribed by SFAS 123 for nonpublic entities based upon a risk-free interest rate of 5% and an expected life of 5 years.

     In December 2004, the FASB issued SFAS No. 123R (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires all share-based payments to employees, including grants of employee stock

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after December 15, 2005 for non-public entities. The Company is evaluating the requirements of the pronouncement and expects that the adoption of SFAS 123R will have an effect on its results of operations. The Company is currently reviewing the method of adoption, valuation methods and support for the assumptions that underlie the valuation of the awards. The adoption of SFAS 123R may be material to the Company's operating results or financial position.

     Translation of foreign currencies

     Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date, while income and expenses are translated at the average rates of exchange prevailing during the period. The resulting translation adjustment is reflected in the cumulative comprehensive income within stockholders' equity on the consolidated balance sheet, and the change in the cumulative translation adjustment is reflected as a separate component of consolidated comprehensive income
     (loss). Foreign currency gains and losses resulting from transactions are included in the results of operations.

     Reclassifications

     Certain amounts in the statements have been reclassified to conform to the current year presentation.

     Recent accounting pronouncements

     Inventory costs

     In November 2004, FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight and rehandling costs be excluded from the cost of inventory and expensed as incurred. Additionally, SFAS No. 151 requires that the allocation of fixed overheads be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS No. 151 will have on the consolidated results of operations and financial position.

     Stock-based compensation

     In December 2004, FASB issued SFAS No. 123R "Share-Based Payment" ("SFAS No. 123R"), which revised SFAS No. 123 and supersedes APB No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. SFAS No. 123R is effective at the beginning of the first interim or annual period beginning after June 15, 2005. In April 2005, the United States Securities and Exchange Commission ["SEC"] announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R. The SEC's new rule allows companies to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period that begins after June 15, 2005. Accordingly, the Company is required to adopt SFAS No. 123R beginning January 1, 2006. The Company is currently evaluating the effect that the adoption of SFAS No. 123R will have on the consolidated results of operations and financial position.

NOTE 3 - DISCONTINUED OPERATIONS

     As a result of a decline in the performance of the Company's CRS business unit and the Company's decision to focus more on its Healthcare business during 2005, the Company committed to a plan to sell its CRS business unit. Effective May 31, 2005, the Company sold the CRS business to NICE Systems, Inc. for approximately $38.5 million. The Purchase and Sale Agreement provided for a purchase price adjustment based upon the net asset value as defined in the agreement. As a result of such adjustments and settlements of the indemnification provisions of the original agreement, the Company has agreed to a $2.0 million reduction in purchase price. Such settlement will be satisfied through the final release of the $3.0 million of funds held in escrow of which the Company will receive $1.0 million in 2006. This receivable is included in prepaid and other current assets.

     Additionally, effective December 30, 2005, the Company sold its EMS business to Bulova Technologies EMS LLC (Bulova) for approximately $5.0 million in cash and a $2.6 million note receivable due January 30, 2006. The Company currently is in negotiations to extend the due date of such note. The principal balance of the note was approximately $1.6 million as of February 28, 2006. The note is secured by the receivables of the EMS business. The Company also entered into a Supply Agreement that sets the pricing structure with Bulova through June 2007. Such Supply Agreement does not require any minimum purchase amount nor is the product sourced through Dictaphone for a significant element of its existing business. Therefore, the Company has determined that this does not constitute significant on-going involvement, and, accordingly, the company has reflected this disposition as a "discontinued operations" in the accompanying consolidated statements of

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     operations. In a separate transaction, the Company sold 18 acres adjacent to the EMS manufacturing facility in Melbourne, Florida for approximately $2.6 million in cash ($2.4 million net of closing costs).

     The Company also completed the sale of its international IVS business during the third quarter of 2005. The sale was not presented as part of discontinued operations as the Company has significant ongoing involvement with the new owner of the international IVS business to deliver certain products. In addition to recording product revenues related to the sale of certain products, the Company also receives royalties for all international IVS sales and records such royalties as product revenues. As part of the sale the Company retained a 15% ownership in the business.

     The results of CRS and EMS through their dates of sale have been presented as discontinued operations for the years ended December 31, 2005, 2004 and 2003. Certain operating information with respect to discontinued operations for the years ended December 31, 2005, 2004 and 2003 are summarized as follows (in thousands):

                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2005           2004           2003
                                                          ------------   ------------   ------------
Revenues:
Product sales                                               $47,657        $  58,521      $ 57,487
Support and maintenance services                             12,985           34,557        34,648
Other revenue                                                    --            1,000         9,000
                                                            -------        ---------      --------
      Total revenues                                         60,642           94,078       101,135
                                                            -------        ---------      --------

Cost and expenses:
   Cost of sales                                             51,318           62,619        60,012
   Selling, general and administrative                        7,720           21,388        22,704
   Research and development                                   2,439            3,948         4,251
   Severance and related expenses                             1,101              458           841
   Impairment of intangibles                                     --           15,250            --
   Amortization of intangibles                                2,239            3,837         3,096
                                                            -------        ---------      --------
      Total cost and expenses                                64,817          107,500        90,904
                                                            -------        ---------      --------
   Operating (loss) income from discontinued operations     $(4,175)       $ (13,422)     $ 10,231
                                                            =======        =========      ========

     Dictaphone's CRS Division was a leader in the design, development, manufacture and service of digital loggers. Digital loggers record information in a digital format, using computer hard drives and digital audiotape ("DAT"), enabling simultaneous recording of a number of channels per unit, and immediate random access retrieval. On September 19, 2000, Dictaphone filed a complaint (the "Dictaphone Complaint") in the United States District Court for the District of Connecticut against Nice Systems Ltd. and Nice Systems, Inc. (collectively "NICE"). NICE was a competitor of Dictaphone's Communications Recording Systems business unit in the digital logger market where it sold loggers to financial institutions, customer contact-centers and public-safety markets. The Dictaphone Complaint alleged, among other things, that NICE's digital logger products infringe on various Dictaphone digital logger patents.

     On December 11, 2003, the Company reached a settlement with NICE regarding the Company's patent infringement suit against NICE. As part of the settlement, the Company and NICE agreed to dismiss all claims and counterclaims against each other and grant each other a worldwide, royalty-free, perpetual license to certain of their respective patents including the disputed patents. Additionally, Dictaphone was to receive payments totaling $10.0 million in several installments, of which $8.0 million was received within 30 days of the settlement date ($5.0 million was received in December 2003 and $3.0 million was received in January
     2004). The remaining $2.0 million was received in six quarterly installments of $333 thousand commencing in March 2004, with the final payment due in June 2005. Of the $2.0 million to be paid over such time, $1.0 million was subject to Dictaphone's performance of certain obligations. Accordingly, in December 2003, the Company recognized $9.0 million of this settlement, representing $8.0 million due within 30 days of signing this agreement plus $1.0 million future payments not subject to future performance obligations. In March and December 2004, the Company satisfied the performance obligations of the settlement agreement and the Company recorded an additional $1.0 million. Such revenues are included as "Other revenue" in the table above.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     Summarized balance sheet information with respect to discontinued operations as of December 31, 2004 is as follows (in thousands):

Assets held for sale:
Accounts receivable, net                       $20,601
   Inventories                                  20,974
   Prepaid and other current assets              3,239
   Property, plant and equipment, net            6,404
   Excess reorganization value                  12,846
   Intangibles, net                             16,240
                                               -------
      Total assets held for sale                80,304
                                               =======

Liabilities held for sale:
   Accounts payable                              3,115
   Accrued expenses and provisions               4,141
   Deferred revenue                             16,539
   Other current and non-current liabilities
                                                 3,237
                                               -------
      Total liabilities held for sale           27,032
                                               -------
      Net assets held for sale                 $53,272
                                               =======

     Summarized below are the details supporting the loss on sale from discontinued operations as of December 31, 2005 (in thousands):

Proceeds from sale, net                   $41,456
Assets sold:
   Accounts receivable, net                14,584
   Inventories                             16,724
   Prepaid and other current assets         1,730
   Property, plant and equipment, net       5,863
   Intangibles, net                        29,604
                                          -------
      Total assets sold                    68,505
                                          =======

Liabilities sold:
   Accounts payable                         1,491
   Accrued expenses and provisions          1,661
   Deferred revenue                        15,530
   Other liabilities
                                            1,915
                                          -------
      Total liabilities sold               20,597
                                          -------
      Net assets sold                      47,908
                                          =======
Loss on sale of discontinued operations   $(6,452)
                                          =======

     The majority of the EMS and CRS assets were pledged as collateral for the GMAC Facilities Agreement (see Note 12). These assets were released from any pledges at the time of their respective sales.

NOTE 4 - REORGANIZATION IN 2002

     Dictaphone was acquired by Lernout & Hauspie Speech Products N.V. ("L&H NV"), a Belgian-based speech and language company, in May 2000. In November 2000, L&H NV and certain of its United States subsidiaries, including Dictaphone (the "L&H Group"), filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Predecessor Company was guarantor of certain debt of L&H NV.

     On January 31, 2002, the Predecessor Company filed the Third Amended Plan of Reorganization of Dictaphone Corporation under Chapter 11 of the Bankruptcy Code (the "Plan"). The Plan sets forth how claims against and equity interests in the Predecessor Company were to be treated following emergence from Chapter 11. On March 13, 2002, the Bankruptcy Court confirmed the Plan, which became effective on March 28, 2002. Dictaphone's reorganization affected a substantial de-

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     leveraging of the balance sheet of Dictaphone through the conversion of a substantial portion of Dictaphone's pre-petition indebtedness into equity. Under the Plan, all previously issued common stock was cancelled and the Successor Company issued 10,075,000 shares of newly created common stock, warrants to purchase an additional 1,625,000 shares of common stock and $27.3 million of subordinated 12% five-year notes.

     On April 7, 2004, a Final Decree was entered in the Court thereby closing out the Company's Chapter 11 proceedings.

     The Company's emergence from Chapter 11 bankruptcy proceedings on March 28, 2002 resulted in a new reporting entity and adoption of fresh-start reporting in accordance with SOP 90-7. The estimated reorganization value (equity plus interest-bearing debt less available cash) of the Successor Company of $150.0 million, which served as the basis for the Plan approved by the creditors and the Bankruptcy Court, was used to determine the equity value allocated to the assets and liabilities of the Successor Company as follows (in thousands):

Reorganization value              $150,000
Less: Subordinated notes           (27,250)
      GMAC facilities agreement     (3,612)
      Capital lease obligations       (884)
Add: Cash                            3,023
                                  --------
   Equity value                   $121,277
                                  ========

     The Successor Company incurred reorganization expenses of $0.6 million for the year ended December 31, 2003 and settled certain reorganization items in 2004 for $0.1 million less than what was previously accrued for.

NOTE 5 - SEVERANCE AND RELATED EXPENSES

     As part of the Company's strategy to focus on its healthcare business, the Company divested its CRS Division and EMS manufacturing business in the second and fourth quarters of 2005. As part of these divestitures, the Company recorded severance and related expenses totaling $3.6 million. Severance and related expense of $1.1 million was incurred due to the sale of its CRS division and charged to discontinued operations. The remaining $2.5 million related to terminations primarily associated with the realignment of the service organization was charged to continuing operations.

     In May 2004, the Company announced the restructuring of certain functions and the abandonment of specific product offerings to further reduce the Company's operating expenses. As a result, the Company recorded a charge of approximately $4.3 million in asset write-offs and severance expense associated with these actions. Severance expense for discontinued operations was approximately $0.5 million. The remaining severance expense of $1.5 million, along with the $2.3 million of assets write-off were charged to continuing operations.

     In 2003, the Company incurred $2.4 million of severance expense, including related benefits costs, for the elimination of 112 positions, mainly in service, in connection with a worldwide reorganization to better align the Company's resources. Severance expense for discontinued operations was approximately $0.9 million and the remainder of $1.5 million was incurred in continuing operations.

     The following summarizes severance and related expenses incurred for the years ended December 31, 2005, 2004 and 2003 (in thousands):

                                                                   2005     2004     2003
                                                                 -------   ------   ------
Abandonment of product offerings                                 $    --   $2,282   $   --
Severance and other obligations                                    3,598    1,996    2,381
                                                                 -------   ------   ------
   Total severance and related expense                             3,598    4,278    2,381
                                                                 -------   ------   ------
Less: Severance  from discontinued operations                     (1,101)    (458)    (841)
                                                                 -------   ------   ------
Total severance and related expense from continuing operations   $ 2,497   $3,820   $1,540
                                                                 =======   ======   ======

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     The following is a summary of severance and other obligations reserve activity incurred during the years ended December 31, 2005 and 2004 (in thousands):

                                2005      2004
                              -------   -------
Beginning balance January 1   $   169   $ 2,110
Incurred                        3,598     1,996
Cash payments                  (3,563)   (3,937)
                              -------   -------
Ending balance December 31    $   204   $   169
                              =======   =======

     As of December 31, 2005 and 2004, the Company had $0.3 million and $0.2 million, respectively, of such severance and related costs remaining to be paid which are classified in accrued liabilities on the consolidated balance sheets.

NOTE 6 - ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):

                                       December 31,   December 31,
                                           2005           2004
                                       ------------   ------------
Trade receivable                          $42,853        $41,461
Less allowance for doubtful accounts       (5,343)        (6,474)
                                          -------        -------
   Accounts receivable, net               $37,510        $34,987
                                          =======        =======

     The majority of the Company's receivables were pledged as collateral for the GMAC Facilities Agreement (see Note 12).

     Changes in the Company's allowance for doubtful accounts for the years ended December 31, 2005 and 2004 were as follows (in thousands):

                                  Year ended     Year ended
                                 December 31,   December 31,
                                     2005           2004
                                 ------------   ------------
Balance at beginning of period      $ 6,474        $4,990
Provisions for bad debts              1,254         1,484
Accounts written off                 (2,385)           --
                                    -------        ------
Balance at end of period            $ 5,343        $6,474
                                    =======        ======

NOTE 7 - INVENTORIES

     Inventories consisted of the following (in thousands):

                             December 31,   December 31,
                                 2005            2004
                             ------------   ------------
Supplies and service parts      $4,104         $4,923
Inventory at customers           2,820          3,036
Finished products                  674          1,564
                                ------         ------
   Inventories                  $7,598         $9,523
                                ======         ======

     The majority of the Company's inventories were pledged as collateral for the GMAC Facilities Agreement (see Note 12).

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

NOTE 8 - PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, net consist of the following (in thousands):

                                     December 31,   December 31,
                                         2005           2004
                                     ------------   ------------
Land and land improvements             $    506       $    615
Buildings                                 4,585          4,585
Leasehold improvements                      611            589
Machinery and equipment                  20,404         20,835
Computer software                        12,732         11,812
Equipment under capital leases              510            510
                                       --------       --------
   Subtotal                              39,348         38,946
Accumulated depreciation                (25,481)       (23,280)
                                       --------       --------
Property, plant and equipment, net     $ 13,867       $ 15,666
                                       ========       ========

     Depreciation expense from continuing operations was $4.9 million, $6.1 million and $6.7 million, respectively, for the years ended December 31, 2005, 2004 and 2003.

     The majority of the Company's property, plant and equipment was pledged as collateral for the GMAC Facilities Agreement (see Note 12).

NOTE 9 - EXCESS REORGANIZATION VALUE AND GOODWILL

     The Company attributes all of the excess reorganization value and goodwill acquired to the software element of the business. The following summarizes excess reorganization value and goodwill for the years ended December 31, 2005 and 2004 (in thousands):

                                          December 31,   December 31,
                                              2005           2004
                                          ------------   ------------
Excess reorganization value                  $65,308        $65,308
Write-off of IVS international goodwill         (493)            --
                                             -------        -------
   Total                                     $64,815        $65,308
                                             =======        =======

     The Company performs an annual assessment in December for impairment of intangible assets by applying a fair-value based test. Impairment was measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the respective business unit. As a result of such review, as of December 31, 2004, it was determined that the future cash flows from the Company's CRS business, which had been adversely affected by continued competitive market conditions throughout 2004 and continued declines in revenue and margins, no longer supported the carrying value of the CRS assets. Accordingly, in December 2004, the Company recorded an impairment in the value of this business of $15.3 million which has been reflected in the net loss from discontinued operations. In 2005, the Company completed the sale of its IVS international business and as a result wrote-off the remaining goodwill of $0.5 million (See Note 3).

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

NOTE 10 - INTANGIBLE ASSETS

     The following summarizes intangible assets, net of accumulated amortization (in thousands):

                                     December 31,   December 31,
                                         2005           2004
                                     ------------   ------------
Indefinite-lived intangible assets
   Trade name and trademarks           $  6,780       $  6,780
                                       --------       --------
Other intangible assets
   Patents and technology                36,910         32,026
   Customer service relationships        28,406         28,406
                                       --------       --------
      Subtotal                           65,316         60,432
                                       --------       --------
   Total gross intangible assets         72,096         67,212
                                       --------       --------
Accumulated amortization
   Patents and technology               (23,291)       (14,025)
   Customer service relationships       (15,218)       (11,160)
                                       --------       --------
Total accumulated amortization          (38,509)       (25,185)
                                       --------       --------
Intangible assets, net                 $ 33,587       $ 42,027
                                       ========       ========

     Estimated annual amortization expense of intangible assets is approximately $11.3 million, $8.1 million, $5.8 million, and $1.0 million for the years ended December 31, 2006, 2007, 2008, and 2009, respectively. No amortization expense has been estimated for future projects where the cost has not been incurred as of December 31, 2005. Amortization expense of $13.4 million, $11.0 million, and $8.7 million has been included as cost of product sales for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 11 - ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                               December 31,   December 31,
                                   2005           2004
                               ------------   ------------
Sales returns reserve             $ 4,800        $ 7,137
Sales incentives and bonuses        5,871          2,662
Other                               7,160          7,834
                                  -------        -------
Total accrued liabilities         $17,831        $17,633
                                  =======        =======

NOTE 12 - DEBT

     Debt is comprised of the following (in thousands):

                            December 31,   December 31,
                                2005           2004
                            ------------   ------------
Subordinated notes              $ --         $34,446
Capital lease obligations        139             248
                                ----         -------
Total long-term debt             139          34,694
Less current portion             (46)           (109)
                                ----         -------
Long-term portion               $ 93         $34,585
                                ====         =======

     On March 28, 2002, the Successor Company entered into a three-year revolving-credit facilities agreement with GMAC Commercial Finance LLC ("GMAC Facilities Agreement") providing for borrowings of up to $30.0 million subject to certain availability limitations as stipulated in the agreement. The Company deferred $0.8 million in 2002 and $0.3 million in 2001 of fees and expenses associated with the GMAC Facilities Agreement, which were classified as other assets on the consolidated balance sheets and were amortized to interest expense over the three-year term of the agreement. Borrowings under this facility bear interest at a variable rate of either: prime rate plus 2.00% or Libor plus 3.25% as elected periodically by the Company, and a fee of 0.5% for the unused portion of the available credit line is charged to the Company monthly and classified in interest expense on the consolidated statements of operations. Under the terms of the agreement, the Company is required to maintain certain minimum earnings levels and financial ratios and is prohibited from paying dividends. If the Company fails to meet any of its requirements, GMAC may, at its option, accelerate the payment of any amounts

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     outstanding. Cash receipts are applied from the Company's lockbox accounts directly against the bank line of credit. Primarily all of the Company's assets are pledged as collateral for this obligation. The GMAC Facilities Agreement was scheduled to expire under its terms on March 28, 2005. On March 2, 2005, the Company and GMAC extended the GMAC Facilities Agreement through February 2007 under similar terms and conditions. The Company incurred a $0.3 million fee in connection with the extension of the Facilities Agreement. As of December 31, 2005, the Company had a net availability of $8.5 million under the GMAC Facilities Agreement.

     Upon emergence from bankruptcy, the Company issued $27.3 million of 12.0% Subordinated Notes (the "Notes") due March 28, 2007 to a former group of creditors who held claims in the bankruptcy. Interest at a rate of 12.0% per annum was payable semiannually on April 1 and October 1 in each year, commencing October 1, 2002. Under the terms of the Notes, the Company elected to pay interest in Like-Kind Notes for all periods through April 1, 2004. The Notes provided that the Company could prepay all or any portion of the principal amount of the Notes without penalty. In June and September 2005, the Company prepaid all of the Notes.

     Payments due on capital lease obligations during each of the four years subsequent to December 31, 2005 are as follows (in thousands):

Years ending December 31,
   2006                              $ 46
   2007                                27
   2008                                33
   2009                                33
                                     ----
   Total capital lease obligations   $139
                                     ====

NOTE 13 - INCOME TAXES

     The provision for income taxes for the years ended December 31, 2005, 2004 and 2003 consists of the following (in thousands):

                                 Year ended     Year ended     Year ended
                                December 31,   December 31,   December 31,
                                    2005           2004           2003
                                ------------   ------------   ------------
Current provision:
   Federal                        $    --        $    --        $     --
   State                               --             --              --
   Foreign                            183            542             469
                                  -------        -------        --------
   Subtotal                           183            542             469
                                  -------        -------        --------
Deferred provision (benefit)
   Federal                         (3,453)         6,921         (10,556)
   State                             (822)         1,646          (2,512)
   Foreign                             --             --              --
                                  -------        -------        --------
   Subtotal                        (4,275)         8,567         (13,068)
                                  -------        -------        --------
Valuation allowance                 4,275         (8,567)         13,068
                                  -------        -------        --------
   Provision for income taxes     $   183        $   542        $    469
                                  =======        =======        ========

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     A reconciliation of income tax expense computed at the United States Federal statutory rate of 35% and the Company's effective tax rate for the years ended December 31, 2005, 2004 and 2003 are as follows:

                                   Year ended     Year ended     Year ended
                                  December 31,   December 31,   December 31,
                                      2005           2004           2003
                                  ------------   ------------   ------------
Federal income tax expense,
    at statutory rate                (35.0%)        (35.0%)        (35.0%)
Foreign operations                     1.5            3.5            6.5
Other                                  1.2            1.1            0.3
Increase in valuation allowance       33.8           (0.2)          34.7
Impairment of intangibles               --           34.1             --
                                     -----          -----          -----
Effective tax rate                     1.5%           3.5%           6.5%
                                     =====          =====          =====

     The components of the deferred tax assets and liabilities as of December 31, 2005 and December 31, 2004 were as follows (in thousands):

                                       December 31,   December 31,
                                           2005           2004
                                       ------------   ------------
Deferred tax assets:
   Net operating loss carryforwards      $  79,849      $  65,181
   Amortization of intangibles              10,732         14,711
   Advanced billings                         6,847          9,371
   Allowance for doubtful accounts           2,137          6,222
   Inventory                                 1,870            963
   Tax credit carryover                      6,581          6,081
   Other                                     2,399          3,741
                                         ---------      ---------
   Total deferred tax assets               110,415        106,270
                                         ---------      ---------
Deferred tax liabilities:
   Depreciation                             (1,691)        (1,806)
   Other                                      (308)          (323)
                                         ---------      ---------
   Total deferred tax liabilities           (1,999)        (2,129)
                                         ---------      ---------
Valuation allowance                       (108,416)      (104,141)
                                         ---------      ---------
   Net deferred tax assets               $      --      $      --
                                         =========      =========

     Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards for which income tax expenses or benefits are expected to be realized in future years. The valuation allowance was established since, in the opinion of management, it is more likely than not that all, or some portion, of net deferred tax assets will not be realized.

     Upon emergence from bankruptcy, the Predecessor Company realized cancellation of indebtedness income ("CODI"), for financial reporting purposes, of approximately $460.2 million, which is the amount the indebtedness discharged that was exceeded by any consideration given in exchange thereof. The Internal Revenue Code provides that a debtor emerging from bankruptcy must reduce certain of its tax attributes, such as net operating loss carryforwards, by certain types of CODI actually realized.

     The Company's United States net operating loss carryforwards at December 31, 2005, after reduction of applicable CODI, are approximately $193.4 million, and foreign net operating loss carryforwards are $16.6 million. These carryforwards, if not utilized, will begin expiring in 2011 through 2025.

     In addition, as a result of the emergence from bankruptcy and the implementation of the Plan in 2002, the Company experienced an ownership change pursuant to and as defined by Internal Revenue Code Section 382 ("IRC 382"). As a result, approximately $62.0 million of the Company's United States net operating loss carryforwards will be subject to the limitations imposed by IRC 382. Under IRC 382, if a corporation undergoes an "ownership change," the amount of its pre-

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     ownership change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation, which the Company estimates to be approximately $6.0 million per year.

NOTE 14 - COMMON STOCK

     On the effective date of the Company's emergence from bankruptcy in accordance with the Plan (see Note 4), all Predecessor Common Stock was cancelled and 20,000,000 shares of newly created common stock, par value $0.01 per share, ("Successor Common Stock") was authorized and the Company issued 10,075,000 shares of Successor Common Stock to creditors in settlement of their claims. In addition, warrants to purchase an additional 1,625,000 shares of Successor Common Stock were issued to certain creditors (see Note 4 and 15). In 2005, 20,000 options were exercised by a former director under the terms of the "Outside Director's Stock Option Plan" (see
     Note 16). As of December 31, 2005, the Company has reserved 2,805,000 shares of Successor Common Stock for warrants and stock option grants.

     An additional 5,000,000 shares of preferred stock, no par value, were authorized in accordance with the Plan.

NOTE 15 - WARRANTS

     In connection with the Company's emergence from bankruptcy (see Note 4), the Company issued Successor Common Stock and new four-year warrants to purchase an aggregate of 1,625,000 shares of Successor Common Stock in exchange for the discharge of bondholder debt. The value of the Successor Common Stock and warrants are reflected in additional paid-in capital in the consolidated balance sheets. Subject to the occurrence of a "Triggering Event", the warrants may be exercised at a strike price of $20.00 per share through March 28, 2006.

     Triggering Events are either a sale of all or substantially all of the Company or its assets, or if no such sale occurs, then the warrants may be exercised during the sixty (60) day period prior to the termination date. No warrants have been exercised to date.

NOTE 16 - STOCK OPTION PLANS

     Employee Stock Option Plan

     Effective March 28, 2002, the Board of Directors adopted the 2002 Stock Option Plan (the "Employees' Plan"). The Employees' Plan authorizes the Compensation Committee to administer the Employees' Plan and to grant eligible employees of the Company non-qualified Incentive Stock Options within the meaning of section 422 of the Internal Revenue Code of 1986. No more than 1,000,000 shares of Successor Common Stock may be issued upon exercise of options granted under the Employees' Plan, and the maximum number of options that may be awarded to a participant under the Employees' Plan is options for 200,000 shares per year subject to stock splits, stock dividends, recapitalizations and similar events. The term of each option shall not be more than 10 years from the date of grant. The exercise price of the options granted under the Employees' Plan cannot be less than the fair market value of the Successor Common Stock on the date of grant. Options may be granted under the Employees' Plan until March 27, 2007. For the year ended December 31, 2003, the Company issued 56,000 stock options, under the Employees' Plan with a five-year term and a three-year vesting schedule at an exercise price of $14.50 per share. There were no stock options granted in 2004. In 2005, the Company granted 157,000 options under the Employees' Plan with a five-year term and a three-year vesting schedule at an exercise price of $14.00 per share.

     Outside Directors' Stock Option Plan

     Effective March 28, 2002, the Board of Directors adopted the 2002 Outside Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan authorizes the Compensation Committee to administer the Directors' Plan and to grant to non-employee outside directors of the Company non-qualified Incentive Stock Options within the meaning of section 422 of the Internal Revenue Code of 1986. No more than 200,000 shares of Successor Common Stock may be issued upon exercise of options granted under the Directors' Plan, and the maximum number of options that may be awarded to a participant under the Directors' Plan is options for 20,000 shares per year subject to stock splits, stock dividends recapitalizations and similar events. The term of each option shall not be more than 10 years from the date of grant. The exercise price of the options granted under the Directors' Plan cannot be less than the fair market value of the Successor Common Stock on the date of grant. Options may be granted under the Directors' Plan until March 27, 2007. For the year ended December 31, 2003, the Company issued 20,000 stock options, under the 2002 Directors' Stock Option Plan with a five-year term and a three-year vesting schedule at an exercise price of $14.50 per share. There were no stock options granted in 2004 and 2005. In 2005, a former director exercised 20,000 stock options with an exercise price of $11.15 per share for $0.2 million.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 establishes a fair-value based method of accounting for employee stock options, which provides for compensation cost to be charged to results of operations over the vesting term. SFAS 123 also allows companies to continue to follow the intrinsic value method of accounting for employee stock options as prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock issued to Employees" ("APB 25"). APB 25 generally requires compensation cost to be recognized only for the excess of the fair value of the stock at the date of grant over the price that the employee must pay to acquire the stock (the intrinsic value method). The Company has elected to account for its stock-based compensation in accordance with the intrinsic value method and therefore has not recognized compensation expense for stock options issued to its employees and directors, since the exercise price of those awards was equal to the fair-market value of the stock on the date of grant.

     Stock option activity for the Employees' Plan and Directors' Plan from the initial date of grant on March 28, 2002 through the year ended December 31, 2005 is as follows:

                                     Employees' Plan       Directors' Plan
                                  --------------------  --------------------      Total
                                     Options      Per      Options      Per      Options      Per
                                   Outstanding   Share   Outstanding   Share   Outstanding   Share
                                  ------------  ------  ------------  ------  ------------  ------
Balance outstanding
   December 31, 2002                 678,250    $11.15     100,000    $11.15     778,250    $11.15
Options granted March 2003            56,000    $14.50      20,000    $14.50      76,000    $14.50
Options cancelled                    (18,750)   $11.86          --    $   --     (18,750)   $11.86
                                    --------               -------              --------
Balance outstanding
   December 31, 2003                 715,500    $11.32     120,000    $11.71     835,500    $11.37
Options cancelled                    (21,000)   $13.49          --    $   --     (21,000)   $13.49
                                    ========               =======              ========
Balance outstanding
   December 31, 2004                 694,500    $11.26     120,000    $11.71     814,500    $11.32
                                    ========               =======              ========
Options granted February 2005        157,000    $14.00          --               157,000    $14.00
Options cancelled                   (147,250)   $11.61          --              (147,250)   $11.61
Options exercised                         --               (20,000)   $11.15     (20,000)   $11.15
                                    ========               =======              ========
Balance outstanding
December 31, 2005                    704,250    $11.86     100,000    $11.82     804,250    $11.86
                                    ========               =======              ========
Weighted average remaining life        2.777 years           2.505 years           2.774 years
Exercise price range                 $11.15 - $14.50       $11.15 - $14.50       $11.15 - $14.50

     As of December 31, 2005 and 2004, the Company had 295,750 and 305,500 stock options available for grant under the Employees' Plan, respectively, and 80,000 stock options available for grant under the Directors' Plan. As of December 31, 2005 and 2004, respectively, the Company had 684,891 and 520,165 options exercisable under both the Employees' Plan and the Directors' Plan.

NOTE 17 - COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF RISK

     Commitments

     The Company leases certain factory equipment and office facilities under lease agreements extending from one to ten years. In addition to factory equipment and office facilities leased, the Company leases computer and information processing equipment under lease agreements extending from three to five years. Future minimum lease payments for non-cancelable operating leases as of December 31, 2005 are as follows (in thousands):

Years ending December 31,
-------------------------
   2006                           $1,763
   2007                              423
   2008                              210
   2009                              113
                                  ------
   Total minimum lease payments   $2,509
                                  ======

     Rental expense under operating leases was $2.4 million, $3.8 million, and $3.9 million for the years ended December 31, 2005, 2004, and 2003, respectively.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     Contingencies

     From time to time, the Company may be involved in litigation relating to claims arising out of its ordinary course of business. The Company believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company's financial position or results of operations, nor does the Company believe that the ultimate resolution of the litigation, administrative proceedings and environmental matters mentioned below in the aggregate will have a material adverse effect on the Company's consolidated financial position or results of operations.

     On April 20, 2004, a complaint was filed (under seal) in the Southern District of New York alleging default by the Company of certain contractual obligations owed to a licensor and purporting to terminate the agreement between the parties. In addition to vigorously defending such a claim, the Company affirmatively asserted certain counter-claims against such licensor for default of its contractual obligation to the Company. On February 8, 2005, the Company and the licensor entered into an agreement settling both the breach of contract claims the licensor had brought against the Company and the Company's counterclaims against the licensor. Under the terms of the settlement, the Company gains the right to incorporate new technology offered by the licensor into a broader range of the Company's products, and agrees over a period of 3-to-5 years to phase out its use of the current technology supplied by the same licensor. Also under the settlement, the Company agrees, beginning in the second half of 2006, to pay higher royalty rates and maintenance fees. In February 2005, the Company made advance payments of professional service fees, royalties, and software maintenance fees totaling approximately $1.0 million.

     The Company is subject to federal, state and local laws and regulations concerning the environment and is currently participating in one group of potentially responsible parties in connection with third-party disposal sites. The annual operation and management for such sites has been minimal and the settlement predates the Company's separation from Pitney Bowes, a former owner of the Company. Consequently, management believes that its future liability, if any, for these sites is not material. In addition, regardless of the outcome of such matters, Pitney Bowes has agreed to indemnify the Company in connection with retained environmental liabilities and for breaches of the environmental representations and warranties in the Stock and Asset Purchase Agreement, originally executed on April 25, 1995 and amended August 11, 1995 between Dictaphone Acquisition Corporation and Pitney Bowes, subject to certain limitations.

NOTE 18 - PENSION AND OTHER POST-RETIREMENT BENEFITS

     Defined Contribution Plan

     The Company sponsors a defined contribution plan (401(k) Plan) for United States employees. In 2003, the Company matched 50% of employee contributions up to 6% of eligible compensation, subject to certain limitations. Total Company contributions were $1.0 million for the year ended December 31, 2003. In 2004, the Company modified its matched contributions to 50% of employee contributions up to 4% of eligible compensation. Total Company contributions were $0.8 million for the years ended December 31, 2005 and 2004.

     Defined Benefit Plans

     The Company sponsors defined benefits plans providing certain retirement and death benefits for qualifying employees in the United Kingdom and Canada. The plans' assets are invested by an independent trustee and are invested primarily in equity and fixed income securities. As of December 31, 2005, 60% of the plans' assets were invested in equity securities and 40% of the plans' assets were invested in fixed income securities. The overall expected long term rate of return is based upon historical returns and future expectations. For the 2006, we have adopted a risk premium of 2.9% above yields available on 15 year government bonds. Since the plan invest in bonds we have chosen a slightly lover expected return on plan assets of 6.1%. As a result of the sale of the CRS division and the IVS International business, the Company recorded a curtailment gain of $0.7 million. This gain has been recorded in SG&A expense. The following table sets forth the amounts recognized in the Company's consolidated balance sheets and plan assets as of December 31, 2005 and December 31, 2004 for Company sponsored defined benefit pension plans (in thousands):

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

                                                               Pension Benefits
                                                         ---------------------------
                                                          Year ended     Year ended
                                                         December 31,   December 31,
                                                             2005           2004
                                                         ------------   ------------
Reconciliation of projected benefit obligation
   Projected benefit obligation at beginning of period      $21,838        $18,969
   Service cost                                                 375            386
   Interest cost                                              1,072          1,054
   Benefits paid                                             (1,097)        (1,098)
   Actuarial loss                                             3,544            790
   Settlement                                                  (403)            --
   Curtailment gain                                            (709)            --
   Employee contributions                                        86            114
   Translation adjustment                                    (2,025)         1,623
                                                            -------        -------
      Projected benefit obligation at end of period         $22,681        $21,838
                                                            =======        =======
Reconciliation of assets
   Assets at beginning of period                            $16,951        $14,818
   Actual return on plan assets                               2,335          1,334
   Settlement                                                  (403)            --
   Employer contributions                                       367            537
   Employee contributions                                        86            114
   Benefits paid                                             (1,097)        (1,098)
   Translation adjustment                                    (1,183)         1,246
                                                            -------        -------
      Fair value of plan assets at end of period            $17,056        $16,951
                                                            =======        =======

     The following table sets forth the reconciliation of funded status, net periodic benefit cost and discount rate assumptions for Company sponsored defined benefits pensions plans (in thousands):

                                               Year ended     Year ended     Year ended
                                              December 31,   December 31,   December 31,
                                                  2005           2004           2003
                                              ------------   ------------   ------------
Reconciliation of funded status
   Funded status                                 $(5,625)       $(4,886)       $(4,151)
   Unrecognized actuarial loss                     3,668          1,738          1,127
                                                 -------        -------        -------
Net amount recognized at end of period           $(1,957)       $(3,148)       $(3,024)
                                                 =======        =======        =======
Net periodic benefit cost components
   Service cost                                  $   375        $   386        $   310
   Interest on projected benefit obligation        1,072          1,054            906
   Expected return on assets                      (1,062)        (1,065)          (861)
   Curtailment gain                                 (709)            --             --
   Settlement gain                                    56             --             --
   Net actuarial gain recognition                     36             26             44
                                                 -------        -------        -------
   Net periodic benefit cost                     $  (232)       $   401        $   399
                                                 =======        =======        =======
   Discount rate for net periodic
      benefit cost                             4.80%-5.75%    5.50%-6.00%    5.50%-6.00%
   Salary increase assumption                  3.50%-3.80%    3.50%-3.75%    3.50%-3.75%
   Long-term rate of return on assets          6.10%-7.50%    7.00%-7.50%    7.00%-7.50%
   Measurement date                            12/31/2005     12/31/2004     12/31/2003

     The discount rate used was based on long bond yields as at the measurement date in accordance with FAS 87. The assumptions are in accordance with accepted actuarial practice. The Company expects to make annual pension benefit payments of approximately $1.7 million for each of the years ended December 31, 2006, 2007, 2008, 2009 and 2010, respectively, and $5.4 million, in total, for the five-years ended December 31, 2011 through 2015.

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     At December 31, 2005, the Company's accumulated benefit obligation for pensions exceeded its recorded net pension liability. As a result, the Company recorded an additional minimum pension liability of $2.9 million. This liability, and the related offset to accumulated other comprehensive income, are reflected in our balance sheet at December 31, 2005.

     Post-Retirement Benefit Plan

     The Company provides certain post-retirement health care and life insurance benefits, which consist of a fixed subsidy for qualifying employees in the United States and Canada. Substantially all of these employees may become eligible for coverage. Most retirees outside the United States and Canada are covered by government sponsored and administered programs. As a result of the sale of the CRS division and EMS business, the Company recorded a curtailment gain of $1.4 million. This gain has been recorded in selling, general, and administrative expense.

     The following table sets forth the amounts recognized in the Company's consolidated balance sheets and plan assets as of December 31, 2005 and 2004 for Company sponsored post-retirement benefit plans (in thousands):

                                                           Postretirement benefits
                                                         ---------------------------
                                                         December 31,   December 31,
                                                             2005           2004
                                                         ------------   ------------
Reconciliation of projected benefit obligation
   Projected benefit obligation at beginning of period      $ 4,404        $4,077
   Service cost                                                 366           355
   Interest cost                                                230           237
   Plan amendments                                           (1,867)           --
   Curtailment gain                                          (1,437)           --
   Benefits paid                                               (128)         (265)
   Actuarial gain                                              (259)           --
                                                            -------        ------
      Projected benefit obligation at end of period         $ 1,309        $4,404
                                                            =======        ======
Reconciliation of assets
   Assets at beginning of year                              $    --        $   --
   Employer contributions                                       128           265
   Benefits paid                                               (128)         (265)
                                                            -------        ------
      Fair value of plan assets at end of period            $    --        $   --
                                                            =======        ======

     The following table sets forth the reconciliation of funded status, net periodic benefit cost and certain assumptions for Company sponsored postretirement benefit plans (in thousands):

                                               Year ended     Year ended     Year ended
                                              December 31,   December 31,   December 31,
                                                  2005           2004           2003
                                              ------------   ------------   ------------
Reconciliation of funded status
   Funded status                                 $(1,309)       $(4,404)       $(4,077)
   Unrecognized prior service cost                (1,867)            --             --
   Unrecognized actuarial gain                      (361)          (146)          (145)
                                                 -------        -------        -------
   Net amount recognized at year end             $(3,537)       $(4,550)       $(4,222)
                                                 =======        =======        =======
   Net periodic benefit cost components:
   Service cost                                  $   366        $   355        $   303
   Interest on projected benefit obligation          230            237            232
   Recognized actuarial gain                         (44)            --            (15)
                                                 -------        -------        -------
   Net periodic benefit cost                     $   553        $   592        $   520
                                                 =======        =======        =======
Discount rate for net periodic benefit cost         5.40%          6.00%          6.00%
Salary increase assumption                           N/A            N/A            N/A
Long-term rate of return on assets                   N/A            N/A            N/A


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

                             DICTAPHONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2005, 2004 AND 2003

     The discount rate used was based on the interest rate on high quality fixed income rates whose cash flows match the timing and amount of expected benefit payments. The Company expects to make annual postretirement benefit payments of $0.1 million in each of the five years ended December 31, 2006 through 2010 and $0.7 million, in total, for the five years ended December 31, 2011 through 2015. The Company funds its post retirement and life insurance benefits on a pay-as-you-go or cash basis and therefore does not invest its assets with an independent trustee.


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